CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated November 29, 2020 relating to the financial statements of Organigram Holdings Inc. (the “Company”) appearing in the Annual Report on Form 40-F of the Company for the fiscal year ended August 31, 2020.

/s/ Deloitte LLP

Chartered Professional Accountants
Moncton, Canada
June 23, 2021